As filed with the Securities and Exchange Commission on June 24, 2013

Registration No. 333-176197

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Telular Corporation

 (Exact name of Registrant as specified in its charter)

Delaware	36-3885440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 South Wacker Drive

Suite 4300

Chicago, Illinois 60606-6622

(312) 379-8397

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jonathan M. Charak Chief Financial Officer 311 South Wacker Drive, Suite 4300 Chicago, Illinois 60606-6622 (312) 379-8397	copy to: Keir D. Gumbs, Esq. Covington & Burling LLP 1201 Pennsylvania Avenue, NW Washington, DC 20004 (202) 662-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3, Registration No. 333-176197, (the “Registration Statement”) pertaining to the registration of an indeterminate amount of common stock, warrants, subscription rights, debt securities, stock purchase contracts and stock purchase units of Telular Corporation (the “Company”), which was originally filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2011 and declared effective by the Commission on August 15, 2011.

On April 29, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ACP Tower Holdings, LLC, a Delaware limited liability company (“Parent”), and ACP Tower Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), each of which is an entity controlled by Avista Capital Partners ,pursuant to which Merger Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of on June 24, 2013 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 24, 2013.

TELULAR CORPORATION

Dated: June 24, 2013	By:	/s/ Jonathan M. Charak
		Name:	Jonathan M. Charak
		Title:	Chief Financial Officer